Exhibit 10.3

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) dated January 25, 2008, is between Agility Capital, LLC (“Creditor”), and Silicon Valley Bank (“Bank”).

Recitals

A. St. Bernard Software, Inc. (“Borrower”) has requested and/or obtained credit from Bank which may be secured by its assets and property.

B. Creditor proposes to extend credit to Borrower and/or may later extend other credit to Borrower.

C. To induce Bank to extend credit to Borrower and make further extensions of credit to or for Borrower, or to purchase or extend credit pursuant to any instrument or writing on which Borrower is liable or to grant renewals or extensions of any loan, extension of credit, purchase, or other accommodation, Creditor will subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor, existing now or later (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank, existing now or later, together with collection costs (including attorneys’ fees), including interest accruing after any bankruptcy, reorganization or similar proceeding (collectively, the “Senior Debt”); and (ii) all of Creditor’s security interests to all of Bank’s security interests in the Borrower’s property securing the Senior Debt, each in accordance with the terms of this Agreement.

D. In connection with the lien of Borrower granted to Creditor, Creditor is, among other things, entering into an account control agreement with Bank (referred to herein as the “Creditor ACA”) regarding Borrower’s deposit account or accounts with Bank (“Borrower’s Deposit Accounts”) in order to perfect Creditor’s lien therein and otherwise to set forth the agreement of the parties with respect to the rights of each of Bank and Creditor with respect to such deposit account or accounts.

THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that it has in any property of Borrower. Despite attachment or perfection dates of Creditor’s security interest and Bank’s security interest, Bank’s security interest in all assets of Borrower is prior to Creditor’s security interest.

2. All Subordinated Debt payments are subordinated to all of Borrower’s obligations to Bank for the Senior Debt. Notwithstanding any other term or provision of this Agreement, it is agreed that Obligations under the Senior Debt and related documents and otherwise owing to Bank shall not exceed the following in order to be regarded as Senior Debt for purposes hereof:

Principal debt outstanding in the amount of $2,000,000 (including, without limitation, cash management credit extensions, and obligations relating to letters of credit, foreign exchange contracts and Deposit Account Accommodations (as defined below)), plus interest, fees, and costs as set forth in the Loan Agreement.

3. Except as expressly allowed below pursuant to the provisions of this Section 3, Creditor will not demand or receive from Borrower (and Borrower will not pay) any part of the Subordinated Debt, by payment, prepayment, or otherwise. Provided however, so long as no Event of Default has occurred and is continuing under any of the documents evidencing the Senior Debt, Creditor may receive and Borrower may make regularly scheduled payments of both principal and interest on the Subordinated Debt in the amounts currently set forth in the Loan Agreement between Creditor and Borrower dated as of January 25, 2008 a true and correct final copy of which has been delivered to Bank.

4. Creditor will not exercise any remedy against any of Borrower’s property, or accelerate the Subordinated Debt, or begin to or participate in any action against Borrower in any way related to the Subordinated Debt, until all the Senior Debt is paid. This does not prohibit Creditor from converting any Subordinated Debt into equity securities of Borrower.

5. Creditor must deliver to Bank in the form received (except for endorsement or assignment by Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.

6. These provisions remain in full force and effect, despite Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and Bank’s claims against Borrower and Borrower’s estate will be fully paid before any payment is made to Creditor.

7. Until the Senior Debt is paid, Creditor irrevocably appoints Bank as its attorney-in-fact, with power of attorney with power of substitution, in Creditor’s name or in Bank’s name, for Bank’s use and benefit without notice to Creditor, to do the following in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i) File any claims for the Subordinated Debt for Creditor if Creditor does not do so at least 10 days before the time to file claims expires, and

(ii) Accept or reject any plan of reorganization or arrangement for Creditor and vote Creditor’s claims in respect of the Subordinated Debt in any way it chooses.

8. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

9. This Agreement is effective while Borrower owes any amounts to Bank. If after full payment of the Senior Debt Bank must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and Creditor will immediately pay Bank all payments received under the Subordinated Debt to the extent the payments would have been prohibited under this Agreement. At any time without notice to Creditor, Bank may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect Bank’s rights under this Agreement. Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

10. This Agreement binds Creditor, its successors or assigns, and benefits Bank’s successors or assigns. This Agreement is for Creditor’s and Bank’s benefit and not for the benefit of Borrower or any other party. If Borrower is refinancing any of the Senior Debt with a new lender, upon Bank’s request of creditor, Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

11. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

12. California law governs this Agreement without regard to principles of conflicts of law. Creditor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Bank. Creditor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Creditor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Creditor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Creditor at the address set forth below and that service so made shall be deemed completed upon the earlier to occur of Creditor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CREDITOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

13. This Agreement is the entire agreement about this subject matter, and supersedes prior negotiations or agreements. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement. Creditor will keep itself informed of Borrower’s financial and other conditions. This Agreement may be amended only by written instrument signed by Creditor and Bank.

14. If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in the action.

15. Each undersigned party hereby represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such party and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

“Creditor:		“Bank”
AGILITY CAPITAL, LLC		SILICON-VALLEY BANK

By:	/s/ Daniel Corry	By:	/s/ Derek Brunelle
Title:	Chief operating officer	Title:	Relationship Manager

Address:	226 E. Canal Perdido Suite F Santa Barbara, CA 93110	Address:	4445 Eastgate Mall Suite 100 San Diego, CA 92121
Telephone:	(805) 568-0425	Telephone	(858) 784-3311
Facsimile:	(805) 568-0427	Facsimile:

The Borrower acknowledges the terms of this Agreement.

“Borrower”
ST. BERNARD SOFTWARE, INC.

By:	/s/ Vincent Rossi
Title:	CEO